Exhibit 10.10
LOAN AGREEMENT
This Agreement is entered into as of September 10, 2007 in Shanghai, the People’s Republic of China (“China” or “PRC”) by and among the following Parties upon full and friendly negotiation:

Party A:	Jieli Investment Management Consulting (Shanghai) Co., Ltd.

Legal Address:	Room 4B, 1358 West Yan’an Road, Changning District, Shanghai

Party B:
Liu Qinying

Nationality:	China

ID No.:	310107196204292069

Address:	Room 803, Building No.3, lane 1128 Xikang Road, Putuo District, Shanghai

Party C:
Yang Le

Nationality:	China

ID No.:	440232197003160049

Address:	Room 11J, Building No.2 Longzhuhuayuanmingzhu Qarter, Buji Town , Longgang District, Shenzhen, Guangdong
Party A, Party B and Party C shall be referred to as a “Party” individually and collectively the “Parties”.

1.	Loan

(1)	Subject to the terms and conditions of this Agreement, Party A agrees to make available to Party B and Party C the following loan: Party A agrees to provide Party B and Party C a renminbi loan in the aggregate up to an amount equivalent to USD 11,220,000.00. Party B and Party C shall have access to the loan in proportion to their respective equity ratio in Shanghai Jingli Advertising Co., Ltd. (“Jingli Advertising”). The term of loan shall be ten years commencing as of the effective date of this Agreement. This Agreement shall be automatically extended for another ten years unless Party A terminates this Agreement in writing three months prior to its expiration. Party B and Party C shall prepay the loan in the event of any of the following during the said term or extension:
a.	Party B or Party C dies, losses the capacity for civil conduct or becomes a person with limited capacity for civil conduct;

b.	Party B or Party C ceases to hold any office in Party A or any of its affiliates;

c.	Party B or Party C is engaged or involved in any criminal offence;

d.	Party B or Party C is unable to pay any claims in excess of RMB1 million filed by any third party against it;

e.	Once permitted under the laws and regulations, Party B or Party C may repay the loan in such a manner as provided herein upon delivery by Party A of a written notice to Party B or Party C.
In case of such event as described in item (e), Party A , Party B and Party C shall promptly negotiate with respect to Party B and Party C’s repayment of relevant loan to Party A in such a manner as provided herein; in case of such events as described in item (a) to (d), if Party B and Party C remain unable to repay the loan in such a manner as provided herein due to the restrictions of applicable laws, Party B and Party C shall transfer all of its rights and obligations hereunder to Party A or such persons or entities as designated by Party A.

(2)	Party B and Party C agree to accept the above loan granted by Party A and warrant that such loan will be used to:
a.	invest in and establish Jingli Advertising in China; or

b.	increase the registered capital of Jingli Advertising.
(3)	The Parties agree and acknowledge that the loan shall be repaid by Party B and Party C solely by way of Party B and Party C’s transfer, whether severally or jointly, of all of their existing or future equity interest in Jingli Advertising to Party A or any third party designated by Party A, whether a legal person or a natural person; the consideration for the said transfer shall be a minimum permitted by the then laws of China; any proceeds received by Party B and Party C from their holding or transfer of all equity interest in Jingli Advertising in excess of the amount of the loan granted by Party A to Party B and Party C shall be used to discharge the repayment obligation hereunder. The loan hereunder shall be deemed to have been repaid in full and this Agreement performed once Party B and Party C have repaid the loan granted by Party A in the aforesaid manner.

(4)	The Parties agree that Party A shall have the right, but not obligation, to purchase or designate a third party to purchase all or part of the existing or future equity interest held by Party B and Party C in Jingli advertising. Concurrently with the execution of this Agreement, the Parties shall enter into an exclusive call option agreement (“Exclusive Call Option Agreement”), whereby Party B and Party C severally and jointly irrevocably grant Party A or a third party designated by Party A an exclusive right to purchase all of its existing or future equity interest in Jingli Advertising. Accordingly, Party B and Party C shall severally and jointly undertake to execute an irrevocable power of attorney, authorizing Party A or a natural person designated by Party A to exercise all or part of Party B and Party C’s existing or future rights as shareholders of Jingli Advertising.

2.	Representations and Warranties

(1)	Party A warrants that, as of the execution of this Agreement up to the termination of this Agreement:
a.	Party A is a wholly foreign-owned enterprise established under the laws of China;

b.	Party A has obtained all requisite and appropriate approval and authorization to enter into and perform this Agreement. The execution and performance of this Agreement are in consistency with the business scope, articles of association and other corporate documents of Party A;

c.	The execution and performance by Party A of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon or affecting Party A, nor violate any agreement entered into by and between Party A and any third party; and

d.	This Agreement shall become legally effective once executed and Party A shall perform all of its obligations hereunder.
(2)	Party B and Party C severally and jointly warrant that, as of the execution of this Agreement up to the termination of this Agreement:
a.	Jingli Advertising is a limited liability company duly established and existing under the laws of China;

b.	Party B and Party C have obtained all requisite and appropriate approval and authorization to enter into and perform this Agreement;

c.	The execution and performance by Party B and Party C of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon or affecting Party B and Party C, nor violate any agreement entered into between Party B, Party C and any third party;

d.	This Agreement shall become legally effective once executed and Party B and Party C shall perform all of their obligations hereunder;

e.	Party B and Party C have contributed the capital to Jingli Advertising within the prescribed period pursuant to the articles of association of Jingli Advertising and under the laws of China and have obtained the Capital Verification Report issued by a qualified accounting firm in respect of such capital contribution.

f.	Except for the equity pledge agreement to be entered into by and among the Parties (“Equity Pledge Agreement”), Party B, Party C and other shareholders of Jingli Advertising do not and will not create any mortgage, pledge or other encumbrance on the equity interest in Jingli Adverting or enter into any purchase and sale or transfer agreement with any third party other than an affiliate of Party A;

g.	There is no dispute, lawsuit, arbitration, administrative dispute or other legal dispute pending or threatened against Party B, Party C or their equity interest in Jingli Advertising; and

h.	Jingli Advertising has obtained and completed all governmental approvals, permits, licenses, filings and registration necessary for it to engage in the business and own assets within its business scope;

i.	There is no dispute, lawsuit, arbitration, administrative dispute or other legal dispute pending or threatened against Jingli Advertising.

j.	Other representations and warranties applicable to Party B, Party C and Jingli Advertising in Equity Pledge Agreement and Exclusive Call Option Agreement by and among the Parties.

3.	Party B and Party C’s Obligations

(1)	During the term of this Agreement, as the existing or future majority shareholders of Jingli Advertising, Party B and Party C shall exercise all of their rights of shareholders, including but not limited to either vote at the shareholders’ meeting, or cause the directors, manager, or other management appointed by them to exercise voting rights or management rights, to procure and ensure that Jingli Adverting will (if applicable):
a.	not supplement or amend its articles of association in any manner or increase or decrease its registered capital or change its capitalization in any manner, without Party A’s prior written consent;

b.	prudently and effectively maintain its operation activities pursuant to well-established financial and business standards and not be to dissolved, liquidated or bankrupt;

c.	not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its lawful assets or incomes or create legal encumbrance on the security interest in its assets or incomes, at any time without Party A’s prior written consent;

d.	not incur, succeed to, secure or permit any debts, unless the same are incurred in its normal business operation or consented to or confirmed by Party A in advance;

e.	not enter into any material contract (exceeding RMB1 million) without Party A’s prior written consent;

f.	not provide loan or security to any third party without Party A’s prior written consent;

g.	provide Party A with all of its operation information and financial conditions at the request of Party A;

h.	purchase insurance from insurance companies acceptable to Party A in such amounts and of the lines as are customarily carried and insured against by companies doing similar business and having similar assets in the place where it is located;

i.	not split or consolidate with, acquire or invest in any third party without Party A’s prior written consent;

j.	promptly notify Party A of any lawsuit, arbitration or administrative dispute with respect to its assets, business or incomes once it is occurred or is likely to occur;

k.	not distribute dividends to its shareholders in any manner without Party A’s prior written consent; promptly distribute dividends to its shareholders at the request of Party A;

l.	strictly comply with the provisions in the Exclusive Call Option Agreement and be prohibited from any act or omission which would affect the validity and enforceability of the Exclusive Call Option Agreement.
(2)	Party B and Party C severally and jointly undertake that they shall:
a.	not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in the equity interest held by them in Jingli Advertising or create legal encumbrance on the security interest in such equity interest at any time without Party A’s prior written consent, except as provided in the Equity Pledge Agreement;

b.	cause the directors appointed by them not to approve the transfer, mortgage or otherwise disposal of the lawful rights and interests in and to the equity interest held by it in Jingli Advertising or the creation of legal encumbrance on the security interest in such equity interest, except to Party A or a third party designated by Party A;

c.	cause the directors appointed by them not to approve consolidation with, acquisition of or investment in a third party by Jingli Advertising and not to make resolution or matter which is in violation of the warranties made by Party B and Party C to Party A in Clause 3 hereof, without Party A’s prior written consent;

d.	promptly notify Party A of any lawsuit, arbitration or administrative dispute with respect to its equity interest once it is occurred or is likely to occur;

e.	be prohibited from any action or omission which would have a material effect on the assets, businesses or liabilities of Jingli Advertising without Party A’s prior written consent;

f.	appoint natural persons designated by Party A to serve as directors of Jingli Advertising at the request of Party A;

g.	to the extent permitted by the laws of China, promptly and unconditionally transfer all of its equity interest in Jingli Advertising to Party A or a third party designated by Party A at any time and at the request of Party A and cause other shareholders of Jingli Advertising to waive their right of first refusal with respect to such transfer;

h.	to the extent permitted under the laws of China, cause other shareholders of Jingli Advertising (if any) to promptly and unconditionally transfer all of their equity interest in Jingli Advertising to Party A or a third party designated by Party A at any time and at the request of Party A and waive their right of first refusal with respect to such transfer;

i.	not approve Jingli Advertising to distribute dividends to their shareholders in any manner without Party A’s prior written consent; promptly approve Jingli Advertising to distribute dividends to their shareholders at the request of Party A;

j.	strictly comply with the provisions of this Agreement, Equity Pledge Agreement and Exclusive Call Option Agreement, effectively perform their obligations under the said agreements and be prohibited from any act or omission which would affect the validity or enforceability of the said agreements.
4.	Notice
Unless change of the following addresses with a written notice, all notices relating to this Agreement shall be addressed to the following address by means of personal delivery, fax or registered mail. If notice is given via registered mail, the date on the receipt shall be deemed the date of delivery. If notice is given by personal delivery or via fax, the date of actual receipt shall be deemed the date of delivery. In the case of delivery via fax, the notice in original shall be addressed to the following relevant address by way of personal delivery or registered mail.
Jieli Investment Management Consulting (Shanghai) Co., Ltd.
Room 4B, 1358 West Yan’an Road, Changning District, Shanghai
Liu Qinying
Room 803, Building No.3, lane 1128 Xikang Road, Putuo District, Shanghai
Yang Le
Room 11J, Building No.2 Longzhuhuayuanmingzhu Qarter, Buji Town, Longgang District, Shenzhen, Guangdong

5.	Liabilities for Breach

(1)	The Parties hereby agree and acknowledge that, if either Party B or Party C (the “Breaching Party”) materially violate any provision hereunder, or materially fail to perform any obligation hereunder, such violation or failure shall constitute a breach of this Agreement (the “Breach”). Party A shall have the rights to request the Breaching Party to make correction or take other remedial measures in a reasonable period. If the Breaching Party fails to make correction or take remedial measures in a reasonable period or within ten (10) days after a written notice and request for correction from Party A, Party A shall have the right at its sole discretion to take any of the following remedial measures: (1) terminate this Agreement and make a claim to the Breaching Party for all damages; (2) request the Breaching Party to make specific performance of the obligations hereunder and make a claim to the Breaching Party for all damages; (3) sell off, auction the pledged equity interest according to the Equity Pledge Agreement, be entitled to the proceeds from such auction or sale-off as payment in first priority and make a claim to the Breaching Party for all damages arising as a result thereof.

(2)	The Parties agree and acknowledge that, Party B and Party C shall have no right to terminate this Agreement under any circumstance for any reason, unless otherwise provided hereunder.

(3)	The rights and remedies under this Agreement are cumulative, and do not exclude the rights and remedies provided by the laws.

(4)	Notwithstanding other provisions of this Agreement, Clause 5 shall survive the suspension and termination of this Agreement.

6.	Governing Law and Dispute Resolution

(1)	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

(2)	Disputes arising out of or in connection with this Agreement shall first be resolved through consultation between the Parties, failing which within 30 days shall be referred to the China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with its rules then in force and under the auspices of three arbitrators selected in accordance with such rules. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties.

(3)	During the course of settlement of dispute, the Parties hereof shall continue to perform other provisions hereunder, except for the matters in dispute.

7.	Miscellaneous

(1)	This Agreement shall become effective once signed or affixed with seals by the Parties. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all oral and written prior understandings and agreements between the Parties prior to the effectiveness of this Agreement with respect to the subject matter. This Agreement shall not be amended without the voting of Party A’s auditing committee or board of directors.

(2)	Any successor to a Party hereto shall assume the rights and obligations of such Party hereunder.

(3)	The invalidity of any part of this Agreement shall not affect the validity of any other provision hereof.

(4)	This Agreement is executed in three originals, with each Party to retain one copy. The Parties may execute more counterparts if necessary.

[this page is for execution and contains no text of this Agreement]
Jieli Investment Management Consulting (Shanghai) Co., Ltd.(common seal)
Signed by Legal Representative or Authorized Representative: /s/Liu Qinying
/s/ Liu Qinying
/s/ Yang Le